UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 15, 2009

Date of Report (Date of earliest event reported)

ZYMOGENETICS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-33489	91-1144498
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Eastlake Avenue East Seattle, Washington	98102-3702
(Address of principal executive offices)	(Zip Code)

(206) 442-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 15, 2009, Bayer Schering Pharma A.G., or Bayer, received approval to market RECOTHROM® Thrombin alfa (Recombinant) in Canada. ZymoGenetics, Inc. licensed all rights to RECOTHROM outside the United States to Bayer in 2007. As a result of the approval by Canadian regulatory authorities, ZymoGenetics is entitled to receive a milestone payment of $3.5 million. Under the license agreement, Bayer has exclusive rights to RECOTHROM outside the United States and will be responsible for commercial activities in Canada. In addition, the license agreement requires Bayer to pay ZymoGenetics a royalty on sales of RECOTHROM in Canada.

This current report on form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve uncertainties that are difficult to predict. For example, ZymoGenetics has licensed the rights to develop and commercialize RECOTHROM in Canada and other territories outside the United States to Bayer Schering Pharma AG, Germany. Consequently, we have limited ability to influence the development and commercialization of RECOTHROM outside the United States, in particular, ZymoGenetics has no assurance that commercialization in Canada will be successful or that RECOTHROM will be approved in other territories. In addition, the forward-looking statements in this press release are subject to the other risks detailed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and from time to time in other reports filed by ZymoGenetics with the U.S. Securities and Exchange Commission. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYMOGENETICS, INC.

Date: December 15, 2009	By:	/s/ JAMES A. JOHNSON
James A. Johnson Executive Vice President, Chief Financial Officer and Secretary